NEWS RELEASE

Exhibit 99.1

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS FISCAL YEAR-END AND FOURTH QUARTER RESULTS

Although M-Flex’s rate of growth slowed during the second half of fiscal 2006,

the company showed continued growth for the full year and expects revenue growth to continue in fiscal 2007 but at a less dramatic pace.

Anaheim, CA, Nov. 6, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal year ended September 30, 2006, increased by 41 percent to $504.2 million from $357.1 million for fiscal 2005, while net income for fiscal 2006 increased nine percent to $40.4 million, or $1.59 per diluted share, compared to $37.2 million, or $1.51 per diluted share, for fiscal 2005. For fiscal 2006, gross margins were 18.1 percent compared to 22.4 percent for 2005 primarily due to price reductions on the company’s products. While both sales and net income for 2006 were the highest the company has achieved on an annual basis, this was mainly as a result of a strong first half. The disappointing financial results for the fiscal fourth quarter were due both to specific customer issues as well as changing market dynamics in the flexible printed circuit industry.

Sales to the wireless sector increased 48.6 percent for fiscal year 2006, driven by a 44 percent increase in sales to the company’s largest customer, with this customer representing 82 percent of the company’s total annual sales, as well as a 240 percent increase in sales for the year to the company’s second largest handset customer. Sales to non-wireless customers rose six percent in fiscal 2006 compared to the prior year, with an increase in sales to the medical, computer/data storage and industrial sectors, while sales to the PDA sector declined.

According to M-Flex’s chairman and chief executive officer, Phil Harding, the company made significant progress during the year in its customer diversification initiative with a second leading handset manufacturer representing 12 percent of sales in the fourth quarter of fiscal

2006. “We are pleased to announce that we have reached our goal of achieving significant sales with a second leading handset manufacturer, Sony Ericsson, and we are optimistic about our ability to expand our market share with this customer as well as other leading manufacturers of handsets and portable devices in the coming year. In addition, we expect to have another major customer representing at least ten percent of our sales in the latter half of fiscal 2007.

“The slow down in sales to our largest handset customer, which represented 75 percent of total sales during the fourth quarter, occurred primarily during the second half of the year with these revenues declining 12 percent in the fourth quarter of fiscal 2006 compared to the comparable period in 2005. We experienced market share decline during the end of fiscal 2006 with this customer, which we believe was driven by increased competition and an evolving market environment where the business that we compete for in the supply chain was divided more equally across a broader base of flex circuit suppliers,” Harding said.

Net sales for the three months ended September 30, 2006, decreased 0.5 percent to $110.3 million from $110.9 million in the prior year primarily due to the decline in sales during the quarter to the company’s largest customer. Net income for the fourth quarter of fiscal 2006 was $2.2 million, or $0.09 per diluted share, down from $11.0 million or $0.44 per share during the fourth quarter of 2005. The company’s net income was impacted by reduced gross margins resulting from customer price reductions, the de-leveraging effect of lower revenues, a $500,000 reserve against accounts receivable and the creation of a one-time inventory reserve of approximately $2.5 million related to programs with a major customer that declared bankruptcy during the quarter, and increased scrap of approximately $1 million due to lower yields resulting from a quality issue — which has now been addressed. Although M-Flex intends to actively pursue recovery efforts for the receivable and inventory amounts related to the customer bankruptcy, the company determined that establishing reserves at this time was appropriate.

Gross margins for the fourth quarter of fiscal 2006 were 10.8 percent compared to 21.4 percent in the same period in 2005. Excluding the one-time inventory reserve related to the customer bankruptcy, gross margins for the fourth quarter would have been 13.1 percent. The company is now targeting a near-term gross margin range of between 10 to 15 percent compared to an earlier range of 18 to 22 percent. This lower gross margin range is being driven by increased competition, pricing pressures, and the trend toward higher component content. These value-added components are primarily a cost the company passes through to customers and represent minimal opportunity for mark-up. At the 10 to 15 percent gross margin range, the company believes it can maintain its competitiveness while continuing to have the capital resources needed for expected growth.

The company also said that its technology development and manufacturing agreements with Mobility Electronics, Inc. (NASDAQ: MOBE) will be terminating on November 10, 2006. These agreements were entered into in March 2005 and were aimed at utilizing M-Flex’s component assembly capabilities and proprietary embedding technology to reduce the size and weight of Mobility’s universal power adapters for mobile electronics devices, including portable computers.

Harding said, “While our development efforts with Mobility Electronics served to validate our proprietary embedded micro magnetic technology, which facilitates the miniaturization of circuitry, our project with Mobility has not progressed as either of us had expected. We plan to continue to work through the Underwriters Laboratory (UL) approval process on M-Flex’s product featuring our patented, embedded magnetics technology as well as explore expanded opportunities with applications beyond universal power adapters.”

M-Flex continues to move forward with its camera module program, Harding said, which is expected to position the company to participate in the large and expanding camera market, including cameras for the mobile device market. During the fourth quarter of 2006, prototype camera modules were built for two second-tier mobile phone manufacturers based in Asia. The company expects to receive orders from these two customers in the current quarter. In addition, the company has received production orders and commenced production ramp up of camera modules for a customer in the telecommunications sector that manufactures IP phones. M-Flex expects to be in continuous production throughout fiscal 2007 with this customer. While the company expects the camera module sales to begin to contribute to revenue during fiscal 2007, as a percentage of total sales these sales are not expected to be a major contributor to total revenue during the next 12 months.

In addition, the construction of the building related to the company’s expansion of its MFC2 manufacturing facility in China is complete with some production in the new facility already underway. As indicated earlier, the expanded facility is expected to increase the company’s total production capacity by 25 percent, with equipment to be installed during fiscal 2007 as necessary to meet production needs.

M-Flex is also working on an amendment to its registration statement related to the offer to acquire MFS Technology Ltd to address initial comments received from the U.S. Securities and Exchange Commission, as well as to reflect the change in recommendation by M-Flex’s board of directors and special committee urging M-Flex stockholders to vote against the offer. M-Flex has experienced delays in re-filing the registration statement principally as a result of delays in obtaining information from other parties whose names and information are included in the filing. The change in recommendation by M-Flex’s board and special committee was based on a variety of factors including, among other things, significant decreases in MFS’ net sales and net income since March 2006. The company also filed a lawsuit on October 11, 2006, against the Stark hedge funds alleging that they violated federal securities laws by failing to fully disclose their interest in M-Flex and MFS and that they intend to profit from an undisclosed ownership in the acquisition target, MFS, at the expense of M-Flex and its other stockholders. On November 1, 2006, the company filed an amended complaint in the action.

In addition, on October 17, 2006, M-Flex filed a lawsuit against its majority stockholder, WBL Corporation Limited, asking the Delaware Chancery Court to direct WBL to vote its shares against the offer to acquire MFS. The suit alleges that WBL would breach its fiduciary duties and obligations to M-Flex’s minority stockholders unless it votes against the acquisition of MFS. Stark has filed a countersuit in the Delaware Chancery Court against certain directors of M-Flex alleging breaches of fiduciary duties, negligent misrepresentations and promissory estoppel, and seeking damages and declaratory and injunctive relief.

Conference Call

M-Flex will host a conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) on Monday, Nov. 6, 2006 to review its financial results for the year-end and fourth quarter of fiscal 2006. The dial-in number for the call in North America is 888-802-2278 and 913-312-1264 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) on Nov. 6, 2006. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 8359254.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, changing market dynamics, the company’s diversification efforts, the company’s relationship and opportunities with its current and new customers, the relative size of each customer to the company, the company’s manufacturing capabilities and market opportunities, the company’s ability to recover receivables and inventory amounts from its customers, gross margins, the competition and pricing pressures in the markets in which the company competes, current and upcoming programs and product mix and the material content of such programs, the company’s ability to maintain its competitive position in the market, the results of the company’s research and development efforts, the benefits of the company’s strategies and joint ventures, the company’s plans with respect to its embedded micro magnetic technology and the UL process, the camera module market, expected orders for the company’s camera modules and revenue expectations with respect to these modules, growth and expansion of the company’s facilities and the installation of equipment at those facilities, the expected filing of the company’s amendment to its registration statement, the outcome of the litigation against and by the Stark hedge funds, the outcome of the litigation against WBL, and the intentions of various investors. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “target,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the company’s ability to recover receivable and inventory amounts from its customers, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, whether the company is required to make the offer to acquire the outstanding shares of MFS and the outcome of that offer, if made, the company’s ability to finance such offer, the outcome of the litigation by and against the Stark hedge funds, the outcome of the litigation against WBL, the outcome of the appeal with the Singapore Securities Industries Council, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the third fiscal quarter ended June 30, 2006. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2006, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Net sales	$110,340	$110,890	$504,204	$357,090
Cost of sales	98,451	87,100	413,156	277,202

Gross profit	11,889	23,790	91,048	79,888

Operating expenses:
Research and development	544	246	2,035	883
Sales and marketing	2,290	2,335	9,233	8,783
General and administrative	6,155	5,672	22,231	17,587

Total operating expenses	8,989	8,253	33,499	27,253

Operating income	2,900	15,537	57,549	52,635
Interest expense, net	(245)	(210)	(1,257)	(514)
Other (income) / expense, net	(51)	(163)	229	(378)

Income before provision for income taxes	3,196	15,910	58,577	53,527
Provision for income taxes	(1,004)	(4,901)	(18,220)	(16,361)

Net income	$2,192	$11,009	$40,357	$37,166

Net income per share:
Basic	$0.09	$0.46	$1.66	$1.57
Diluted	$0.09	$0.44	$1.59	$1.51
Shares used in computing net income per share:
Basic	24,439,901	23,971,010	24,353,854	23,603,935
Diluted	25,194,178	25,135,153	25,315,548	24,593,998

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2006	September 30, 2005
Cash, cash equivalents and short term investments	$45,976	$56,351
Accounts receivable, net	109,517	71,488
Inventories	56,430	44,975
Other current assets	5,883	4,768

Total current assets	217,806	177,582
Property, plant and equipment	95,231	73,652
Other assets	14,008	8,366

Total assets	$327,045	$259,600

Accounts payable	$70,143	$57,970
Other current liabilities	18,219	11,486
Other liabilities	318	1,103
Stockholders’ equity	238,365	189,041

Total liabilities and stockholders’ equity	$327,045	$259,600

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